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                                                                    EXHIBIT 10.4

          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE
                       SECURITIES AND EXCHANGE COMMISSION.
                        ASTERISKS DENOTE SUCH OMISSIONS.

                  AMENDED AND RESTATED COLLABORATION AGREEMENT

                                  By and Among

                              GENZYME CORPORATION,

                         GENZYME TRANSGENICS CORPORATION

                                       and

                                    ATIII LLC

                            Dated as of July 31, 2001

                              AMENDED AND RESTATED
                             COLLABORATION AGREEMENT

         THIS AMENDED AND RESTATED COLLABORATION AGREEMENT dated as of July 31, 2001 (as amended and otherwise modified in accordance with its terms, this "AGREEMENT") is made among Genzyme Corporation, a Massachusetts corporation having its principal place of business at One Kendall Square, Cambridge, Massachusetts 02139 ("GENZYME"), Genzyme Transgenics Corporation, a Massachusetts corporation having its principal place of business at 175 Crossing Boulevard, Framingham, Massachusetts 01702 ("GTC"), and ATIII LLC, a Delaware limited liability company having its principal place of business at 175 Crossing Boulevard, Framingham, Massachusetts 01702 ("ATIII LLC"). Genzyme, GTC and ATIII LLC are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES."

                                    RECITALS

         WHEREAS, the Parties entered into the Collaboration Agreement dated as of January 1, 1998 (the "ORIGINAL COLLABORATION AGREEMENT") to develop and commercialize the "Collaboration Products" (as defined therein) throughout the "Territory" (as defined therein) pursuant to the Original Collaboration Agreement; and

         WHEREAS, GTC has purchased from Genzyme Genzyme's percentage interest in ATIII LLC pursuant to the Purchase Agreement dated of even date herewith and in accordance with the terms and conditions of the Amended and Restated Operating Agreement of ATIII LLC dated as of January 1, 1998 between GTC and Genzyme (the "ORIGINAL OPERATING AGREEMENT"). In connection therewith, GTC and Genzyme have taken such member actions and other actions as are necessary and appropriate for Genzyme to withdraw from ATIII LLC; and

         WHEREAS, GTC desires to license from Genzyme, and Genzyme desires to license to GTC, the "Genzyme Patent Rights" and "Genzyme Technology" and Genzyme's interest, if any, in the "Genzyme/GTC Patent Rights" and "Genzyme/GTC Technology," in each case, as such term is defined in the Original Collaboration Agreement.

         NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the Parties mutually agree to amend and restate the Original Collaboration Agreement as follows:


                             ARTICLE 1. DEFINITIONS

         Section 1.1. DEFINED TERMS.

                  (a) CERTAIN DEFINED TERMS. For purposes of this Agreement the terms defined in this Section 1.1 shall have the meanings specified below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

         "AFFILIATE" shall mean any corporation or other entity that controls, is controlled by, or is under common control with a Party. A corporation or other entity shall be regarded as in control of another corporation or entity if
(i) it owns or controls, directly or indirectly, more than 50% of the voting stock or other equity interest of such other corporation or entity, or (ii) it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other corporation or entity or the

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power to elect or appoint more than 50% of the members of the governing body of the corporation or other entity.

         "BUSINESS DAY" shall mean any day on which the banks are open for commercial banking business in The Commonwealth of Massachusetts.

         "COLLABORATION PRODUCT" shall mean any product comprising ATIII together with any process developed for use in the Field by a Party utilizing, based upon or arising out of the Genzyme Patent Rights, the GTC Intellectual Property Rights, the Genzyme/GTC Patent Rights, the Genzyme Technology, the GTC Technology, the Genzyme/GTC Technology or the Manufacturing Know-How owned or controlled by any Party, including, without limitation, any and all improvements, combination products, delivery systems and dosage forms related thereto.

         "DEVELOPMENT PROGRAM" shall mean the preclinical and clinical development of Collaboration Products, including the preparation and filing of all applications for Regulatory Approvals for each Collaboration Product.

         "FIELD" shall mean any and all indications for ATIII.

         "GENZYME PATENT RIGHTS" shall mean all present Patent Rights owned or controlled by, or licensed (with the right to sublicense where possible) to Genzyme, to the extent that such Patent Rights cover a compound, composition, biological or other material, product-by process, method, apparatus, manufacturing or other process, relating to or useful for the research, development, manufacture or commercialization of Collaboration Products for use in the Field, including the Genzyme Patent Rights listed in Schedule I hereto.

         "GENZYME TECHNOLOGY" shall mean Technology (as defined below) owned and controlled by, or licensed (with the right to sublicense) to, Genzyme relating to or useful for the research, development, manufacture or commercialization of Collaboration Products for use in the Field.

         "GENZYME/GTC PATENT RIGHTS" shall mean the Patent Rights that claim Joint Inventions that have been or are jointly discovered, made or conceived during and in connection with the "Program" as defined in the Original Collaboration Agreement and the Program to the extent that such Patent Rights cover a compound, composition, biological or other material, product-by-process, method, apparatus, manufacturing or other process, or transgenic technology relating to or useful for the research, development, manufacture or commercialization of Collaboration Products for use in the Field.

         "GENZYME/GTC TECHNOLOGY" shall mean all Technology discovered, made or conceived during and in connection with the "Program" as defined in the Original Collaboration Agreement and hereunder, and future Technology owned or controlled by, or licensed (with the right to sublicense where possible) to either Genzyme or GTC relating to or useful for the research, development, manufacture or commercialization of Collaboration Products for use in the Field.

         "GTC INTELLECTUAL PROPERTY RIGHTS" shall mean, collectively, the "GTC Patent Rights," the "GTC Licensed ATIII Patent Rights" and the "GTC Technology" as each term is defined in the Original Collaboration Agreement.


         "GTC LICENSED ATIII PATENT RIGHTS" shall mean all present and future Patent Rights in the Territory sublicensed (whether exclusively or nonexclusively) by GTC from Behring pursuant to the Agreement dated September 29, 1990 by and between Behringwerke Aktiengesellschaft, a subsidiary of

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Hoechst Marion Roussel, SMIG and GTC (as the successor to Genzyme's interest therein) (the "ORIGINAL ATIII AGREEMENT").

         "GTC PATENT RIGHTS" shall mean, except as to GTC Licensed ATIII Patent Rights, all present Patent Rights owned or controlled by, or licensed (with the right to sublicense where possible) to, GTC, to the extent that such Patent Rights cover a compound, composition, biological or other material, product-by-process, method, apparatus, manufacturing or other process, or transgenic production technology relating to or useful for the research, development, manufacture or commercialization of Collaboration Products for use in the Field.

         "GTC TECHNOLOGY" shall mean all present Technology owned or controlled by, or licensed (with the right to sublicense where possible) to, GTC relating to or useful for the research, development, manufacture or commercialization of Collaboration Products for use in the Field.

         "LIABILITY" shall mean any liability, losses, damages, costs, expenses, fees and other amounts payable in connection with any of the foregoing.

         "MANUFACTURING KNOW-HOW" shall mean all information, techniques, inventions, discoveries, improvements, practices, methods, knowledge, skill, experience and other technology, whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon, relating to or necessary or useful for the production, purification, packaging, testing, storage and transportation of Collaboration Products, including without limitation specifications, acceptance criteria, manufacturing batch records, standard operating procedures, engineering plans, installation, operation and process qualification protocols for equipment, validation records, master files submitted to the FDA, process validation reports, environmental monitoring processes, test data, including biochemical, pharmacological, toxicological and clinical test data, cost data and employee training materials.

         "PATENT RIGHTS" shall mean patents, patent applications, certificates of invention, or applications for certificates of invention, together with any extensions, registrations, confirmations, re-issues, divisions, continuations or continuations-in-part, re-examination or renewals thereof.

         "SMIG TERRITORY" shall mean Japan, China, Taiwan, Thailand, India, Sri Lanka, Indonesia, Philippines, Vietnam, Singapore, Malaysia, Hong Kong, Myanmar (Burma), Pakistan, Bangladesh, South Korea, Laos, Cambodia and their respective succession states.

         "TECHNOLOGY" shall mean inventions, trade secrets, copyrights, know-how, data and other intellectual property of any kind (including without limitation any proprietary biological or other materials, compounds or reagents, and transgenic production technology but not including Patent Rights).

         "TERRITORY" shall mean the world excluding the SMIG Territory.

         "THIRD PARTY" shall mean any entity other than ATIII LLC, GTC or Genzyme and their respective Affiliates.

         "TRANSGENIC ANIMAL" shall mean a non-human animal, or an egg, sperm or embryo of such animal, that bears in its germline a foreign gene derived from another animal species.

"TRANSGENIC ATIII", which may be abbreviated as "ATIII", shall mean recombinant human ATIII produced by expression of a recombinant ATIII gene or ATIII cDNA or combination thereof in the milk of a Transgenic Animal bearing such a gene, cDNA or combination in its genome.

                  (b) ADDITIONAL DEFINED TERMS. The following capitalized terms have the meaning ascribed thereto in the Section listed with respect to such capitalized term.

   TERM                                                 SECTION

Agreement                                              Preamble
ATIII LLC                                              Preamble
Dispute                                                8.6
Genzyme                                                Preamble
Genzyme Invention                                      4.1
GTC                                                    Preamble
GTC Inventions                                         4.1
Information                                            5.1
Inventions                                             4.1
Joint Inventions                                       4.1
Licenses                                              3.1
Original Collaboration Agreement                       Recitals
Original Operating Agreement                           Recitals
Party                                                  Preamble

              ARTICLE 2. SCOPE AND STRUCTURE OF THE COLLABORATION

         Section 2.1. GENERAL. The Parties agree that GTC and ATIII LLC, or such other designee of GTC as GTC may determine, will continue to use its commercially reasonable efforts to pursue the Development Program. GTC hereby assumes the obligations with respect thereto of Genzyme under the Original Collaboration Agreement on and from the date of this Agreement. Genzyme shall grant the Licenses (as defined in Section 3.1 below) as provided in Article 3 hereof on the terms provided therein. As used in this Agreement, the term "commercially reasonable efforts" will mean that level of effort which, consistent with the exercise of prudent scientific and business judgment, is applied by GTC to its other therapeutic products at a similar stage of development and with similar commercial potential.

         Section 2.2. EXCLUSIVE RELATIONSHIP. During the term of this Agreement, neither Genzyme nor its Affiliates (excluding therefrom GTC Affiliates controlled by it for the purposes of this Section 2.2) shall independently or with any Third Party conduct research or development activities regarding, or engage in the manufacture, marketing, sale or distribution of, products comprising ATIII in the Field and in the Territory other than as expressly permitted under this Agreement. Notwithstanding the foregoing, nothing herein is intended to restrict Genzyme or its Affiliates from conducting research or development activities regarding, or engaging in the manufacture, marketing, sale or distribution of, (i) aaATIII or (ii) products that have substantially different biomedical pathways and are targeted to the same indications included hereunder.

         Section 2.3. REVOCATION OF CERTAIN LICENSES. ATIII LLC hereby revokes each grant of rights and sublicenses by ATIII LLC to Genzyme pursuant to Section
3.2 of the Original Collaboration Agreement. ATIII LLC also hereby revokes any grant of the right and license to use any and all trademarks owned or licensed (with the right to sublicense) to ATIII LLC granted by ATIII LLC to Genzyme pursuant to Section 3.2 of the Original Collaboration Agreement.

        Section 2.4. EXCLUSIVE ENGAGEMENT. Genzyme and ATIII LLC hereby terminate ATIII LLC's engagement of Genzyme on an exclusive basis to market and sell Collaboration Products within the Territory for use within the Field as of the date of this Agreement.

                  ARTICLE 3. GRANTS AND RESERVATIONS OF RIGHTS

         Section 3.1. LICENSES OF RIGHTS TO GTC. Genzyme hereby grants to GTC the following licenses (the "LICENSES") on the terms and conditions set forth in this Article 3.

                  (a) EXCLUSIVE GRANT. Genzyme hereby grants to GTC an exclusive, irrevocable (during the term of this Agreement), royalty-free right and sublicense, with the right to grant further sublicenses, under the Genzyme/GTC Patent Rights and the Genzyme/GTC Technology and any associated Technology and Manufacturing Know-How owned or controlled by Genzyme to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products for use in the Field and in the Territory.

                  (b) NON-EXCLUSIVE GRANT. Genzyme hereby grants to GTC a non-exclusive, irrevocable (during the term of this Agreement), royalty-free right and license, with the right to grant sublicenses, under the Genzyme Patent Rights, Genzyme Technology and the Manufacturing Know-How owned or controlled by Genzyme, to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products for use in the Field and in the Territory.

         Section 3.2. GTC UNDERTAKINGS; SUBLICENSES. In consideration of the Licenses granted under this Section 3.1 above, GTC hereby agrees to pay all royalties, sublicense fees and other costs or expenses payable to Third Parties associated with the acquisition or use of such Licenses by GTC including without limitation those listed in SCHEDULE 3.2 hereto.

         Section 3.3. SUBLICENSE OF RIGHTS TO ATIII LLC. GTC hereby grants to ATIII LLC a non-exclusive, royalty-free right and license, with the right to grant sublicenses, under GTC Intellectual Property Rights, the Manufacturing Know-How owned or controlled by GTC, the Genzyme Patent Rights, Genzyme Technology and the Manufacturing Know-How owned or controlled by Genzyme, to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products for use in the Field and in the Territory.

         Section 3.4. RESERVATION OF RIGHTS. Notwithstanding the license grants set forth in Sections 3.1 and 3.3 above, each of Genzyme and GTC reserves, at all times, its rights under the Patent Rights, Technology and Manufacturing Know-How that such Party owns and/or otherwise controls (each prior to, and without giving effect to, any licensing under this Agreement or the Original Collaboration Agreement) (a) to make, have made and use Collaboration Products for research and development purposes only, (b) to develop, make, have made, use, offer for sale, sell, have sold, import and export (i) products outside the Field and (ii) products other than products comprising ATIII and (c) to grant licenses to Third Parties for the foregoing purposes.

                  ARTICLE 4. INTELLECTUAL PROPERTY RIGHTS

         Section 4.1. FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS. Each of GTC and Genzyme shall be responsible for the filing, prosecution and maintenance of all patent applications and patents, including, without limitation, for the payment of all costs and expenses arising therefrom, which make up its Patent Rights. GTC shall be responsible for the filing, prosecution and maintenance of all patent applications and patents which make up Genzyme/GTC Patent Rights; PROVIDED, HOWEVER, that the Party designated by the "Steering Committee" (as defined in the Original Collaboration Agreement) pursuant to
Section 8.2.1 of the Original Collaboration Agreement to file, prosecute and/or maintain such

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patent application or patent shall continue to be so responsible unless and until GTC and Genzyme shall agree otherwise; PROVIDED FURTHER, HOWEVER, that each of GTC and Genzyme shall share equally in the cost and expense of any such filing application or maintenance. For so long as any of the licenses granted under Article 3 hereof remain in effect and upon the request of GTC, Genzyme agrees to file and prosecute patent applications and maintain the patents covering the Genzyme Patent Rights in all countries in the Territory reasonably requested by GTC.

         Section 4.2. COOPERATION. Genzyme shall consult with and keep GTC fully informed of important issues relating to the preparation and filing (if time permits), prosecution and maintenance of the Genzyme Patent Rights and, if applicable, the Genzyme/GTC Patent Rights allocated to Genzyme's under Section
4.1 above. Genzyme shall make available to GTC (or to such Party's authorized attorneys, agents or representatives) its employees, agents or consultants to the extent necessary or appropriate to enable GTC to file, prosecute and maintain patent applications and resulting patents with respect to GTC Patent Rights and for periods of time sufficient for GTC Party to obtain the assistance it needs from such personnel. Where appropriate, Genzyme shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to GTC.

         Section 4.3. NOTIFICATION OF PATENT TERM RESTORATION. Genzyme shall notify GTC of (a) the issuance of each United States patent included within the Genzyme Patent Rights (and, if applicable, the Genzyme/GTC Patent Rights), giving the date of issue and the patent number for each such patent, and (b) each notice pertaining to any patent included within the Genzyme Patent Rights that it receives as patent owner pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984. Such notice shall be given promptly, but in any event within ten (10) Business Days after receipt of such notice pursuant to such Act. Genzyme shall notify GTC of each filing for patent term restoration under such Act, any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to the Genzyme Patent Rights. GTC shall notify Genzyme of the issuance of each United States Patent included in the Genzyme/GTC Patent Rights, giving the date of issue and the patent number of each such patent.

         Section 4.4. NO OTHER TECHNOLOGY RIGHTS. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or other right to the Patent Rights, Technology or Manufacturing Know-How of any other Party, including items owned, controlled or developed by any other Party, or transferred by another Party to any such Party at any time pursuant to this Agreement. It is understood and agreed that this Agreement does not grant GTC, Genzyme or ATIII LLC any license or other right in or to the Patent Rights of such other Party for uses other than as specified in Article 3 hereof and this
Article 4.

         Section 4.5. ENFORCEMENT OF PATENT RIGHTS; DEFENSE OF INFRINGEMENT
                      ACTIONS.

                  (a) GTC, on its own behalf and on behalf of ATIII LLC, and Genzyme shall each promptly notify the other in writing of any alleged or threatened infringement of any Patent Rights that it owns or for which it is responsible pursuant to Section 4.1 above or if either Party, or any of their respective Affiliates, shall be individually named as a defendant in a legal proceeding by a Third Party for infringement because of the manufacture, use or sale of a Collaboration Product or because of attempts to invalidate such Patent Rights.

                  (b) Each of GTC and Genzyme shall have the first right to respond to or defend against such challenge or infringement of the Patent Rights that it owns or for which it is responsible pursuant to Section 4.1 above. In the case of any Genzyme/GTC Patent Rights, and in the event such Party elects to so respond or defend, the other Party will cooperate with the responding Party's legal counsel, join in such suits as may be brought by the responding Party to enforce such Patent Rights, and be available at the responding Party's reasonable request to be an expert witness or otherwise to assist in such proceedings.

                  (c) The costs incurred on and after the date hereof (i) in responding to or defending against a challenge to or infringement of a Party's Patent Rights specific to the Field or a charge that the manufacture, use or sale of Collaboration Products infringes upon the Patent Rights of Third Parties, (ii) in settling any such actions (which settlement may not be done without the prior written consent of GTC) and (iii) as damages paid as a result of such actions shall be borne, in the case of any GTC Patent Rights, by GTC and, in the case of any Genzyme Patent Rights or Genzyme/GTC Patent Rights, by GTC at its election, and otherwise by Genzyme or the Party responsible therefor pursuant to Section 4.1 above; PROVIDED that, any such election of GTC shall be conditioned upon, unless GTC shall expressly waive any such performance, that GTC shall be reasonably satisfied that Genzyme (x) shall have complied in all material respects with the terms of the Original Collaboration Agreement and this Agreement in connection with such Genzyme/GTC Patent Rights, (y) shall not have acted grossly negligent or committed any misconduct with respect to such challenge or infringement, and (z) shall have assigned irrevocably and otherwise conveyed Genzyme's right, title and interest in and to such Patent Rights to GTC.

                  (d) SECOND RIGHT TO RESPOND. If Genzyme does not exercise its right to respond to or defend against any challenge or infringement of its Patent Rights as provided in clause (b) above within sixty (60) days of becoming aware of or being notified of such challenges or infringements, then GTC shall have the option to do so at its sole cost; PROVIDED that in such case all amounts so recovered from such Third Party shall be retained by GTC and GTC may decline or withdraw at any time from such response or defense whereupon GTC shall have no further obligations to Genzyme with respect to the response or defense thereof.

                           ARTICLE 5. CONFIDENTIALITY

         Section 5.1. NONDISCLOSURE OBLIGATIONS. Except as otherwise provided in this Article 5, during the term of this Agreement and for a period of five (5) years thereafter, the Parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement (a) confidential information and data resulting from or related to the development of Collaboration Products and (b) all information and data not described in clause
(a) but supplied by another Party under this Agreement and marked or identified as "Confidential" (the information and data described in the foregoing clauses
(a) and (b) being referred to herein as the "INFORMATION"). To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Information it is otherwise obligated under this Section not to disclose to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis and on the condition that such entities or persons agree to keep the Information confidential for the same time periods and to the same extent as such Party is required to keep the Information confidential. A Party or its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials with and to market commercially Collaboration Products. The obligation not to disclose Information shall not apply to any part of such Information that: (i) is or becomes patented, published or otherwise becomes publicly known other than by acts of the Parties obligated not to disclose such Information or their respective Affiliates or sublicensees in contravention of this Agreement; (ii) can be shown by written documents to have been disclosed to the receiving Party or its Affiliates or sublicensees by a Third Party, provided that such Information was not obtained by such Third Party directly or indirectly from the other Party under this Agreement or the Original Collaboration Agreement; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving Party or its Affiliates or sublicensees, PROVIDED that such Information was not obtained directly or indirectly from another Party under this Agreement or the Original Collaboration Agreement; (iv) can be shown by written documents to have been independently developed by the receiving Party or its Affiliates without breach of any of the provisions of this Agreement or the Original Collaboration Agreement; or (v) is disclosed by the receiving Party pursuant to a subpoena lawfully issued by a court or governmental agency, provided that the receiving Party notifies the applicable Party immediately upon receipt of any such subpoena.

         Section 5.2. TERMS OF THIS AGREEMENT. The Parties further agree that the terms of this Agreement shall be, and shall be deemed to be confidential and shall not be disclosed except as expressly permitted in this Section 5.2. Except as otherwise required by applicable law or regulation, each Party agrees not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of, in the case of GTC and ATIII LLC, Genzyme, and, in the case of Genzyme, GTC; PROVIDED that each Party shall be entitled to disclose the terms of this Agreement without such consent to potential investors or other financing sources on the condition that such entities or persons agree to keep such terms confidential for the same time periods and to the same extent as such Party is required to keep such terms confidential; PROVIDED FURTHER that promptly after the execution of this Agreement, the Parties shall discuss and mutually agree upon the provisions of an initial a press release announcing the existence of this Agreement, the Purchase Agreement and the Services Agreement of even date herewith and certain terms thereof to the extent either Party reasonably determines that such disclosure is required under applicable laws or regulations or is advisable. Notwithstanding the foregoing, Genzyme and GTC agree that the information contained in a press release mutually agreed upon by the Parties in advance may be used to describe the nature of this transaction, Genzyme and GTC may disclose the information contained in any such agreed upon and issued press release, as modified by mutual agreement from time to time, without the other Party's consent.

                    ARTICLE 6. REPRESENTATIONS AND WARRANTIES

         Section 6.1. MUTUAL REPRESENTATIONS. Each Party warrants and represents to the other that (a) it has the legal right and power to enter into this Agreement, to extend the right and licenses granted to the other in this Agreement, and to perform fully its obligations hereunder, (b) this Agreement is a valid and binding agreement of such Party enforceable in accordance with its terms, (c) such Party has obtained all necessary approvals to the transactions contemplated hereby and (d) such Party has not made nor will it make any commitments to the other in conflict with or in derogation of such rights or this Agreement.

         Section 6.2. REPRESENTATIONS OF GENZYME. Genzyme hereby represents and warrants that as of the date hereof (a) it possesses an exclusive right, title and interest in the Genzyme Patent Rights and the Genzyme Technology, (b) the Genzyme Patent Rights and the Genzyme Technology are free and clear of any lien or other encumbrance and (c) it has the right to (i) enter into and perform the obligations set forth in this Agreement and (ii) grant the rights and licenses set forth in Article 3 hereof.

                         ARTICLE 7. TERM AND TERMINATION

         Section 7.1. TERM. The term of this Agreement shall be perpetual unless terminated pursuant to this Section 7.1(a), as follows:

                  (a) GTC may terminate this Agreement upon at least twenty (20) Business Days prior written notice to Genzyme, and

                  (b) Genzyme shall have the right to terminate this Agreement, effective upon written notice of termination to GTC in the event that:

                           (i) GTC fails to perform or observe or otherwise breaches any of its material obligations under this Agreement or the Purchase Agreement, and such failure or breach continues for a period of sixty (60) days after written notice thereof to GTC from Genzyme;

                           (ii) GTC shall (A) seek the liquidation, reorganization, dissolution, winding-up of itself or the composition or readjustment of its debts, (B) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its assets, (C) make a general assignment for the benefit of its creditors, (D) commence a voluntary case under the Bankruptcy Code, (E) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, wind-up or composition or readjustment of debts, or (F) adopt any resolution of its stockholders of Board of Directors for the purpose of effecting any of the foregoing; or

                           (iii)a proceeding or case shall be commenced, without the application or consent of GTC and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the following shall be entered and continue unstayed and in effect, for a period of forty-five (45) days from and after the date service of process is effected upon GTC, seeking (A) GTC's liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (B) the appointment of a trustee, receiver, custodian, liquidator or the like of GTC or of any substantial part of its assets, or (C) similar relief in respect of GTC under any law relating to bankruptcy, insolvency, reorganization, winding-up or the composition or readjustment of debts.

         Section 7.2. SURVIVAL OF RIGHTS AND DUTIES UNDER THE ORIGINAL COLLABORATION AGREEMENT. No termination of this Agreement shall eliminate any rights or duties of the Parties accrued prior to such termination. The provisions of Articles 1, 4 and 5 and Sections 7.2 and 8.4 through 8.6 (inclusive) hereof shall survive any termination of this Agreement.

                            ARTICLE 8. MISCELLANEOUS

         Section 8.1. FORCE MAJEURE. No Party shall be held liable or responsible to any other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party; PROVIDED, HOWEVER, that the Party so affected shall use commercially reasonable efforts to avoid or remove such causes of non-performance, and shall continue performance hereunder with reasonable dispatch wherever such causes are removed. Each Party shall provide the other Parties with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall seek mutually and in good faith a resolution of the delay or the failure to perform.

         Section 8.2. ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by any Party without the consent of the other Parties (which consent shall not be unreasonably withheld or delayed) except: (a) that any party may, without such consent, assign its rights and obligations under this Agreement (i) in connection with a corporate reorganization, to any member of an affiliated group, all or substantially all of the equity interest of which is owned and controlled by such Party or its direct or indirect parent corporation or (ii) in connection with a merger, consolidation or sale of substantially all of such Party's assets to an unrelated Third Party, PROVIDED, that such Party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including without limitation those business assets that are the subject of this Agreement; and (b) without limiting the foregoing, GTC may assign any of its rights and obligations hereunder to any Person in connection with the assignment by GTC of all or a portion of its Member
Interest (as such term is defined in the amendment and restatement of the Original Operating Agreement), PROVIDED that such assignee's rights and obligations hereunder may not exceed GTC's rights and obligations hereunder.
Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 8.2 shall be void.

         Section 8.3. SEVERABILITY. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless otherwise specified herein or the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

         Section 8.4. NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties to any other Party shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier), by a next business day delivery service of a nationally recognized overnight courier service or by courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor in accordance with this Section
8.2 and shall be effective upon receipt by the addressee.

         If to GTC:             Genzyme Transgenics Corporation
                                175 Crossing Boulevard
                                Framingham, Massachusetts 01702
                                Attention: President
                                Facsimile: (508) 370-3797

         with a copy to:        Genzyme Transgenics Corporation
                                175 Crossing Boulevard
                                Framingham, Massachusetts 01702
                                Attention: General Counsel
                                Facsimile: (508) 370-3797.

         If to Genzyme:         Genzyme Corporation
                                One Kendall Square
                                Cambridge, Massachusetts 02139
                                Attention: President and Chief Executive Officer
                                Facsimile: (617) 374-7423

         with a copy to:        Genzyme Corporation
                                One Kendall Square
                                Cambridge, Massachusetts 02139

                                Attention: Chief Legal Officer
                                Facsimile: (617) 252-7553.

         If to ATIII LLC:       ATIII LLC
                                c/o Genzyme Transgenics Corporation
                                175 Crossing Boulevard
                                Framingham, Massachusetts 01702
                                Attention: General Manager, ATIII LLC
                                Facsimile: (508) 370-3797

         with a copy to:        Genzyme Transgenics Corporation
                                175 Crossing Boulevard
                                Framingham, Massachusetts 01702
                                Attention: General Counsel
                                Facsimile: (508) 370-3797.

         Section 8.5. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction.

         Section 8.6. DISPUTES. Any disputes arising among or between the Parties (other than between GTC and ATIII LLC) relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by any Party of its obligations hereunder, whether before or after termination of this Agreement (a "DISPUTE"), shall be subject to the following:

                      (i) The representatives of the Parties will negotiate in good faith for a period of not less than thirty (30) days to attempt to resolve the dispute. Any unresolved dispute shall be presented promptly to the chief executive officers of GTC and Genzyme or a designee of such chief executive officer reasonably acceptable to such other Party. Such executives shall meet or discuss in a telephone or video conference each of GTC and Genzyme's view and explain the basis for such dispute.

                      (ii) If such executives cannot resolve such disagreement within sixty (60) days after such issue has been referred to them, then such dispute shall be referred to arbitration as described in the following clauses
(b) and (c).

                  (b) Any Dispute not settled as contemplated by clause (a) above, shall be resolved, except as otherwise provided in this Section 8.6 solely and exclusively by binding arbitration. The arbitration shall be held in Boston, Massachusetts before a single arbitrator and shall be conducted in accordance with the rules and regulations of the American Arbitration Association unless specifically modified herein.

         The Parties covenant and agree that the arbitration shall commence within one hundred and twenty (120) days following the date on which any Party files a written demand for arbitration. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third party witnesses. The Party to file a written demand for arbitration shall deliver written notification of such filing (the "NOTIFICATION") to the other Party(ies) party to such dispute within ten
(10) days of such filing. Each Notification will be deemed to have been sent on the date it is postmarked and deemed to have been received three (3) days after the date it is postmarked. In addition, each Party(ies) party to such dispute may take up to three (3) depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each Party(ies) party to such dispute shall provide to the other party(ies) thereto, no later than fifteen (15) Business Days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a Party's witness or expert. The arbitrator's decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have the power to award damages in excess of actual compensatory damages. Each Party hereby irrevocably waives any claim to damages in excess of those damages provided for in this Agreement.

         The Parties covenant and agree that they will participate in the arbitration of each Dispute to which they are, respectively, party in good faith and that they will share equally its costs, except as otherwise provided in this Agreement. The Parties shall bear their own attorneys' fees, costs and expenses in connection with the arbitration. The Parties will share equally in the arbitrator's fees and expenses, subject to the terms of this paragraph. The arbitrator may in his or her discretion assess costs and expenses (including reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any Party unsuccessfully refusing to comply with an order of the arbitrator shall be liable for costs and expenses, including attorneys' fees, incurred by the other Party(ies) to such Dispute in enforcing the award. This
Section 8.6 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 8.6 shall be enforceable in any court of competent jurisdiction.

         Section 8.7. ENTIRE AGREEMENT: EFFECT ON ORIGINAL AGREEMENT; AMENDMENT. This Agreement, together with the Purchase Agreement and the Services Agreement of even date herewith and the exhibits and schedules hereto and thereto, contains the entire understanding of the Parties with respect to the subject matter hereof, and amends and restates the Original Collaboration Agreement in its entirety and supercedes the letter of intent dated November 7, 2001 by and between Genzyme and GTC and the Interim Funding Agreement dated March 28, 2001 by and among the Parties, as amended to date; PROVIDED, HOWEVER, that this Agreement shall not affect the rights and obligations of the Parties under the Collaboration Agreement dated as of February 3, 1999 among Genzyme (acting through its Molecular Oncology division), GTC and ATIII LLC related to a configuration of ATIII that inhibits angiogenesis, which shall remain in full force and effect. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. Without limiting the foregoing, any provision of the Original Collaboration Agreement not included in this Agreement is terminated as of the date hereof. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by each of the Parties bound by the terms hereof so amended or modified. Each Party hereby acknowledges that this Agreement is the result of mutual negotiation and therefore any ambiguity in its terms shall not be construed against any Party.

         Section 8.8. HEADINGS. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         Section 8.9. INDEPENDENT CONTRACTORS. It is expressly agreed that GTC and Genzyme shall be independent contractors and that, the relationship between GTC and Genzyme shall not constitute a partnership, joint venture or agency.

         Section 8.10.WAIVER. Except as expressly provided herein, the waiver by any Party hereto of any right hereunder or of any failure to perform or any breach by any other Party shall not be deemed a waiver of any other right hereunder or of any other failure to perform or breach by such other Party, whether of a similar nature or otherwise, nor shall any singular or partial exercise of such right preclude any further exercise thereof or the exercise of any other such right.

         Section 8.11.COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by telecopier, and shall have, and shall be deemed to have, the same effects as an original counterpart hereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                          GENZYME CORPORATION


                          By:   /s/ Jan van Heek

                          Name: Jan van Heek

                          Title:  Executive Vice President


                          GENZYME TRANSGENICS CORPORATION


                          By:  /s/ John B. Green

                          Name:  John B. Green

                          Title: Vice President


                          ATIIILLC

                          By:      Genzyme Transgenics Corporation, its member

                          By:  /s/ John B. Green

                          Name:  John B. Green

                          Title:  Vice President

                                   Schedule I

                              GENZYME PATENT RIGHTS

                TITLE                                           COUNTRY

1.       [*****]                                      U. S. Serial No. [*****]
                                                      Canada [*****]
                                                      Europe [*****]

2.       [*****]                                      U. S. Patent [*****]
                                                      Australia [*****]
                                                      Canada [*****]

------------------------
 Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

                                                                    Schedule 3.2

                         THIRD PARTY ROYALTIES AND FEES

1. Patent Sublicense Agreement dated February 1, 1990 by and between DNX, Inc. ("Chrysalis") and GTC (as successor to Genzyme).

2. Agreement dated September 20, 1990 by and among GTC (as successor to Genzyme), SMI Genzyme Limited and Centeon (as successor to Behring Aktiengesellschaf).

3. License Agreement dated December 26, 1990 by and between Pharming B.V. (as successor to Biogen, Inc.) and GTC (as successor to Genzyme).

4. Cooperation Agreement dated September 6, 1988 by and between Tufts University School of Veterinary Medicine and GTC (as successor to Genzyme, the successor to Integrated Genetics, Inc.) as amended through and including September 6, 2000.